EXHIBIT 99.1

Perceptron Announces Third Quarter Fiscal 2016 Results

Achieves the High-End of Q3 Revenue Guidance and Updates Revenue Outlook

PLYMOUTH, Mich., May 09, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced results for the third quarter of its 2016 fiscal year (quarterly period ended March 31, 2016).

FINANCIAL HIGHLIGHTS (in millions, except per share data)
	Third Quarter Ended March 31			Nine Months Ended March 31
	Fiscal 2016	Fiscal 2015	Change	Fiscal 2016	Fiscal 2015	Change
Total Sales	$18.1	$16.2	$1.9	$50.4	$51.0	$(0.6)
Net Income (Loss)	(2.9)	(1.6)	(1.3)	(6.5)	(0.8)	(5.7)
Diluted Earnings (Loss) per Share (“EPS”)	$(0.31)	$(0.17)	$(0.14)	$(0.70)	$(0.09)	$(0.61)

W. Richard Marz, Chairman of the Board, President and CEO, commented, “We are pleased with the progress made during the third quarter, even as we implemented our Financial Improvement Plan. We finished the quarter strong with $18.1 million in revenue, near the high-end of our guidance and up 11.7% from the prior year third quarter. We also ended the quarter with a solid backlog of $38.2 million.  Our bookings for the quarter were robust at $15.8 million, the highest for our third quarter since fiscal 2012.”

Marz commented, “As announced on March 3rd, we executed our Financial Improvement Plan and began to recognize associated one-time cash and non-cash pre-tax charges, recording $2.6 million in the third quarter of fiscal 2016.  Our operating loss for the third quarter excluding the one-time cash and non-cash pre-tax charges was $1.2 million. Total expenses related to the plan are still expected to be approximately $3.0 million.   We began to see reduced costs in the final month of our third quarter and we remain on target to achieve our previously announced goal of $4.5 million in annual pre-tax savings.”

Marz continued, “We now expect that revenue in the last quarter of our fiscal year, ending June 30, 2016, will be in the range of $16 to $19 million.  Record backlog, strong bookings and revenue in our quarter just completed, combined with significant new opportunities in our current and potential markets give us confidence as we continue to execute our strategic plans.”

Mr. Marz remarked, “We are seeing strong demand for our products in most of our current markets and in the new markets we are pursuing.  Demand in the U.S. and Europe remains good.  In China we are encouraged by potential demand over the next several quarters, even though recent performance continues lower than our expectations.  Naturally, given the economic climate, we remain subject to customer order timing.”

“Further, our focus on opportunities outside the auto sector are expected to make an increasing contribution to our business in the fourth quarter and next year. We are making substantial progress marketing our entire product offering across a variety of industries, with Aerospace and White Goods as priorities.  We expect to receive orders in both these sectors in the coming months.”

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except EPS)
	Third Quarter Ended March 31			Nine Months Ended March 31
	Fiscal 2016	Fiscal 2015	Change	Fiscal 2016	Fiscal 2015	Change
Americas Sales	$6.7	$5.2	$1.5	$16.2	$18.9	$(2.7)
Europe Sales	7.9	6.2	1.7	23.0	20.0	3.0
Asia Sales	3.5	4.8	(1.3)	11.2	12.1	(0.9)
Total Sales	$18.1	$16.2	$1.9	$50.4	$51.0	$(0.6)

Gross Profit	$5.2	$4.6	$0.6	$14.7	$19.0	$(4.3)
Gross Profit as a percent of sales	28.8%	28.2%		29.2%	37.3%

Operating Income (Loss)	$(3.8)	$(2.4)	$(1.4)	$(9.1)	$(0.7)	$(8.4)
Operating Income (Loss) as a percent of sales	(21.1)%	(14.9)%		(18.0)%	(1.4)%

Net Income (Loss)	$(2.9)	$(1.6)	$(1.3)	$(6.5)	$(0.8)	$(5.7)
EPS	$(0.31)	$(0.17)	$(0.14)	$(0.70)	$(0.09)	$(0.61)

Recurring Operating Income (Loss)	$(1.2)	$(2.4)	$1.2	$(6.6)	$(0.7)	$(5.9)
Recurring Operating Income (Loss) as a percent of sales	(6.9)%	(14.9)%		(13.1)%	(1.4)%

Total sales for the third quarter of fiscal 2016 were up $1.9 million, or 11.7%, versus the same quarter in the prior year.  The third quarter sales increase was largely due to higher sales from a full quarter of the CMM product line as well as increased sales in Americas and Europe in our traditional product lines.  These increases were partially offset by unfavorable currency impacts and lower sales in Asia.

In the third quarter of fiscal 2016, gross profit benefitted from higher sales volume partially offset by timing differences between revenue and cost recognition.  Comparison with the third quarter of fiscal 2015 was affected by the charge recognized in fiscal 2015 related to employment status and withholding in a foreign jurisdiction in the prior year.

In the third quarter of 2016, total operating expenses were up $2.0 million due to the severance, impairment and other charges related to the Financial Improvement Plan, costs from a full quarter of the CMM product line and legal costs incurred.  These cost increases were partially offset by savings from the implementation of the financial improvement plan.  Comparison with the third quarter of fiscal 2015 was affected by costs incurred in the prior year’s third quarter related to the acquisitions of Coord3 and Next Metrology.

BOOKINGS (in millions)
	Third Quarter Ended March 31			Nine Months Ended March 31
Geographic Region	Fiscal 2016	Fiscal 2015	Change	Fiscal 2016	Fiscal 2015	Change
Americas	$6.1	$7.6	$(1.5)	$18.2	$21.9	$(3.7)
Europe	8.0	4.7	3.3	23.5	15.4	8.1
Asia	1.7	3.1	(1.4)	7.9	12.6	(4.7)
Total Bookings	$15.8	$15.4	$0.4	$49.6	$49.9	$(0.3)

BACKLOG (in millions)
	As of
Geographic Region	03/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Americas	$12.5	$13.0	$9.9	$10.4	$13.2
Europe	15.9	15.8	15.0	15.4	17.6
Asia	9.8	11.6	12.2	13.1	12.3
Total Backlog	$38.2	$40.4	$37.1	$38.9	$43.1

As noted, third quarter bookings were the highest for this interim period since fiscal 2012, reflecting an increase of $1.4 million from a full quarter of CMM related bookings as well as higher bookings in traditional product lines in Europe.  These increases were partially offset by lower volume of orders in traditional product lines from customers in the Americas and Asia.

Revenue in the third quarter exceeded bookings by $2.3 million.  As a result, backlog of $38.2 million at quarter-end was down $2.2 million from December 31, 2015, and included $4.2 million for CMM products.  As the level of bookings and backlog typically fluctuates from quarter-to-quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

The Company has a positive cash and short term investments balance of $5.5 million at March 31, 2016, with potential for additional financing capacity.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its third quarter investor conference call/webcast, chaired by W. Richard Marz, Chairman of the Board, President and CEO, on Tuesday, May 10, 2016, at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://services.choruscall.com/links/prcp160510
Conference Call	877-317-6789 (domestic callers) or?
412-317-6789 (international callers)
Conference ID	10083586

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2016, and future results, cost savings from its financial improvement plan, operating data, new order bookings, revenue, expenses, income and backlog levels, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products and expansion into new industry sectors and geographies as well as our ability to fund our fiscal year 2016 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with effectively controlling operating expenses, including failure to achieve anticipated cost savings from the financial improvement plan and other cost reduction initiatives or to reduce costs to the level originally anticipated to avoid disruptions to our operations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges, and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2015.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net Sales	$18,082	$16,182	$50,361	$50,965
Cost of Sales	12,880	11,614	35,638	31,977
Gross Profit	5,202	4,568	14,723	18,988
Operating Expenses
Selling, General and Administrative Expense	4,702	5,027	15,358	14,067
Engineering, Research and Development Expense	1,740	1,948	5,938	5,648
Severance, impairment and other charges	2,567	-	2,567	-
Operating Income (Loss)	(3,807)	(2,407)	(9,140)	(727)
Other Income and (Expenses)
Interest Income (Expense), net	(46)	24	(92)	178
Foreign Currency and Other Expense	170	2	374	(805)
Income (Loss) Before Income Taxes	(3,683)	(2,381)	(8,858)	(1,354)
Income Tax Benefit (Expense)	818	792	2,339	504

Net Income (Loss)	$(2,865)	$(1,589)	$(6,519)	$(850)

Income (Loss) Per Common Share
Basic	$(0.31)	$(0.17)	$(0.70)	$(0.09)
Diluted	$(0.31)	$(0.17)	$(0.70)	$(0.09)

Weighted Average Common Shares Outstanding
Basic	9,351	9,290	9,351	9,220
Diluted	9,351	9,290	9,351	9,220

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets			March 31,	June 30,
			2016	2015
			(Unaudited)
Cash and Cash Equivalents			$3,130	$11,502
Short-term Investments			2,320	4,134
Receivables, net			29,142	30,086
Inventories, net			13,123	11,898
Other Current Assets			3,366	3,799
Total Current Assets			51,081	61,419

Property and Equipment, net			8,239	6,840
Goodwill and Other Intangible Assets, Net			13,023	14,184
Long-Term Investments			771	827
Deferred Tax Asset			13,955	11,668
Total Non-Current Assets			35,988	33,519

Total Assets			$87,069	$94,938

Accounts Payable			$9,937	$7,723
Deferred Revenue			8,974	8,966
Restructuring Reserve			1,448	-
Other Current Liabilities			7,904	11,752
Total Current Liabilities			28,263	28,441

Long-term Taxes Payable			1,976	3,056
Deferred Income Taxes			1,316	1,509
Other Long-term Liabilities			1,212	1,140
Total Long-term Liabilities			4,504	5,705

Total Liabilities			32,767	34,146

Shareholders' Equity			54,302	60,792
Total Liabilities and Shareholders' Equity			$87,069	$94,938

Non-GAAP Financial Measures
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss).” This is a non-GAAP financial measure. Management believes that this non-GAAP financial measure, when taken together with the corresponding GAAP measure, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of the non-GAAP measure to Operating Loss.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Operating Income (Loss), as reported	$(3,807)	$(2,407)	$(9,140)	$(727)

Severance, impairment and other charges	2,567	-	2,567	-

Excluding special items,
Operating Income (Loss) would have been	$(1,240)	$(2,407)	$(6,573)	$(727)

Contact:
David L. Watza
Chief Financial Officer
investors@perceptron.com